Exhibit (d)(15)(iii)

AMENDMENT NO. 1

SECOND AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Second Amended and Restated Investment Advisory Agreement, dated as of June 22, 2007 (“Amendment No. 1”), between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and A I M Capital Management, Inc, a corporation organized under the laws of the State of Texas (“Adviser”).

AXA Equitable and Adviser agree to modify the Second Amended and Restated Investment Advisory Agreement, dated as of July 31, 2006 (“Agreement”), for the AXA Premier VIP Trust (“Trust”) as follows:

1. Removed Portfolio. All references to the AXA Enterprise Multimanager Health Care Fund, a series of the AXA Enterprise Multimanager Funds Trust, are hereby removed.

2. Name Change. The name of the AXA Premier VIP Health Care Portfolio, a series of the Trust, is changed to the Multimanager Health Care Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		A I M CAPITAL MANAGEMENT, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Linda Felchak
	Steven M. Joenk	Name:	Linda Felchak
	Senior Vice President	Title:	Assistant Vice President

APPENDIX A

AMENDMENT NO. 1

SECOND AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

A I M CAPITAL

MANAGEMENT, INC.

Portfolio	Annual Advisory Fee Rate **
Multimanager Health Care Portfolio*	0.60% of the AIM Allocated Portion’s average daily net assets up to and including $250 million; and 0.55% of the AIM Allocated Portion’s average daily net assets in excess of $250 million.

*	Fee to be paid with respect to this Fund shall be based only on the portion of the Fund’s average daily net assets advised by the Adviser, which may be referred to as the “AIM Allocated Portion.”
**	The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to the AIM Allocated Portion is the portion of the daily advisory fee for the Portfolio equal to the AIM Allocated Portion’s net assets relative to the aggregate net assets of the Portfolio, including the AIM Allocated Portion, used in the fee calculation.